EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Chief Business Officer & VP Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES FIRST QUARTER 2005 FINANCIAL

RESULTS AND REVISES CLINICAL DEVELOPMENT STRATEGY

Seattle, WA-May 16, 2005 - Xcyte Therapies, Inc. (Xcyte, the “Company”) (Nasdaq: XCYT; XCYTP) reported today a net loss applicable to common stockholders of $7.3 million, or $0.37 per basic and diluted share, for the three months ended March 31, 2005, compared with a net loss applicable to common shareholders of $27.3 million, or $7.98 per basic and diluted share, for the three months ended March 31, 2004. Revenue for the first quarter of 2005 was approximately $16,000, compared with approximately $12,000 for the year earlier quarter. Research and development expenses were $5.5 million for the first quarter of 2005, compared with $4.2 million for the first quarter of 2004. General and administrative expenses were $2.0 million in the first quarter of 2005, compared with $1.6 million in the first quarter of 2004.

Interest expense decreased to $60,000 for the three months ended March 31, 2005, from $12.6 million for the three months ended March 31, 2004, due primarily to non-cash interest expense in the first quarter of 2004 associated with the convertible promissory notes issued in October 2003. In addition, the net loss applicable to common stockholders for the three months ended March 31, 2004, included a non-cash charge of $9.0 million related to the valuation of preferred stock at issuance.

The loss per basic and diluted share for the three months ended March 31, 2005, is based upon a weighted average of the number of common shares outstanding for the period of 19.6 million shares. As of March 31, 2005, there were 19.7 million shares outstanding.

At March 31, 2005, Xcyte had cash, cash equivalents and short term investments of $39.5 million, compared with $47.3 million at December 31, 2004.

Clinical Development Strategy

Xcyte also announced today that the Company will shift further clinical development of its lead product, Xcellerated T Cells, to focus on treating HIV. “We are very excited about the HIV opportunity,” said Ron Berenson, M.D., President and Chief Executive Officer of Xcyte. “Encouraging clinical data in recent trials conducted by our collaborators in several different clinical settings have led us to this decision. During the next 12 months, we intend to initiate trials to evaluate the potential therapeutic effects of Xcellerated T Cells on viral load and CD4+ T cell counts in patients with HIV.” The Company intends to submit an Investigational New Drug application for the HIV indication in the third quarter of this year, and to initiate the first Company-sponsored trial before year end.

As part of the decision to focus on HIV, Xcyte will discontinue current plans for further development of Xcellerated T Cells in chronic lymphocytic leukemia (CLL). “The decision to move away from CLL was difficult, both because of the positive clinical effects we have seen in our Phase I/II trial and the high level of enthusiasm from our investigators and

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other CLL experts,” continued Dr. Berenson. “However, we have been unable to reach agreement with the FDA on a pathway for regulatory approval in CLL that is feasible or affordable for Xcyte, and we cannot predict when or if we will be able to reach agreement. In addition, the CLL indication was part of our overall development plan for hematological malignancies. Recent analyses of clinical data from our Phase II trials in multiple myeloma and non-Hodgkin’s lymphoma conducted in preparation for the American Society of Clinical Oncology meeting do not show anti-tumor effects. Additional clinical trials would be needed to determine if Xcellerated T Cells have activity in these diseases. Given the Company’s current resources, we believe it is in the best interest of our investors to discontinue further work at this time in CLL, non-Hodgkin’s lymphoma and multiple myeloma and focus our resources on HIV, where recent trials conducted by our collaborators have shown therapeutic effects.”

“We think it is very important that we focus on the opportunity with the highest likelihood of success, both clinically and financially,” added Christopher Henney, Ph.D., Chairman of the Board of Xcyte. “We also need to concentrate our efforts on an indication we can develop to the next level with our existing resources. HIV meets both of these criteria.”

Xcyte Therapies is developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate Technology to generate activated T cells, called Xcellerated T Cells, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. These Xcellerated T Cells are then administered to the patient.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.

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Xcyte Therapies, Inc.

Statements of Operations

(Unaudited)

(In thousands, except shares and per share amounts)

	Three months ended March 31,
	2005	2004
Revenues	$16	$12

Operating expenses:
Research and development	5,494	4,175
General and administrative	2,020	1,574

Total operating expenses	7,514	5,749

Loss from operations	(7,498)	(5,737)
Other income (expense):
Interest income	258	42
Interest expense	(60)	(12,589)
Change in valuation of derivative	8	—

Other income (expense), net	206	(12,547)

Net loss	(7,292)	(18,284)
Accretion of preferred stock	—	(8,973)

Net loss applicable to common stockholders	$(7,292)	$(27,257)

Basic and diluted net loss per share	$(0.37)	$(7.98)

Shares used in computation of basic and diluted net loss per share	19,595,990	3,414,481

Xcyte Therapies, Inc. Balance Sheets (Unaudited) (In thousands)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and investment securities	$39,543	$47,318
Other current assets	1,453	1,021
Property and equipment, net	6,496	6,208
Other assets	1,085	1,056

Total assets	$48,577	$55,603

Current liabilities	$7,507	$7,412
Long-term obligations and other liabilities	3,923	4,071
Stockholders’ equity	37,147	44,120

Total liabilities and stockholders’ equity	$48,577	$55,603

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